October 6, 2016

CapWest Income LLC

2009 E. Windmill

Las Vegas, NV 89123

Dear Sirs:

           We have acted as counsel to CapWest Income LLC, a Nevada limited liability company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation Offering Statement on Form 1-A (the “Offering Statement”) under the Securities Act of 1933, as amended, relating to the sale of Promissory Notes by the Company as described in the Offering Statement.

In rendering the opinion set forth below, I limited the scope of my review to the following documents: (a) the Offering Statement and the exhibits attached thereto; (b) the Company's Articles of Organization; (c) the Company's Operating Agreement; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as I have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof, and I have made no independent verification of the factual matters as set forth in such documents or certificates. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that the Notes to be sold by the Company will be binding obligations of the Company in accordance with their terms when issued.

This opinion is based on Nevada general corporate law, including statutory provisions, applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following qualifications: (a) I have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) my opinion speaks only as of the date hereof and I express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of circumstances or events which may occur subsequent to this date.

The opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and I assume no obligation to advise you of changes that may hereafter be brought to my attention.

Very truly yours,

BRYAN R CLARK PC

Bryan R Clark

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